                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to
     Section 240.14a-11(c) or Section 240.14a-12


                             STM Wireless, Inc.
-------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

-------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

-------------------------------------------------------------------------------
(1)  Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------
(2)  Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------
(5)  Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)   Amount Previously Paid:

-------------------------------------------------------------------------------
     (2)   Form, Schedule or Registration Statement No.:

-------------------------------------------------------------------------------
     (3)   Filing Party:

-------------------------------------------------------------------------------
     (4)   Date Filed:

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Notes:

                               STM WIRELESS, INC.
                                   ONE MAUCHLY
                            IRVINE, CALIFORNIA 92618

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                NOVEMBER 8, 2000

TO THE STOCKHOLDERS OF STM WIRELESS, INC.:

       The 2000 Annual Meeting of Stockholders of STM Wireless, Inc. (the "Company") will be held at the Laguna Cliffs Marriott Resort, 25135 Park Lantern, Dana Point, California, on November 8, 2000, at 10:00 A.M., for the following purposes as more fully described in the accompanying Proxy Statement:

(1) To elect the following six (6) nominees to serve as directors until the next annual meeting of stockholders or until their successors are elected and have qualified:

     Frank T. Connors     Dr. Ernest U. Gambaro            Louis B. Horwitz
     Emil Youssefzadeh    Dr. Mark Shahriary               Dr. Samuel A. Culbert

(2) To ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2000; and

(3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

       Only stockholders of record at the close of business on September 26, 2000 will be entitled to vote at the meeting or any adjournment or postponement thereof.

                                By Order of the Board of Directors

                                Emil Youssefzadeh
                                President and Chief Executive Officer

October 8, 2000

       YOUR VOTE IS IMPORTANT. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING YOU SHOULD COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee who desire to vote their shares at the meeting should bring with them a proxy or letter from that firm confirming their ownership of shares.

                               STM WIRELESS, INC.
                                   ONE MAUCHLY
                            IRVINE, CALIFORNIA 92618

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------


                                  INTRODUCTION

       This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of STM Wireless, Inc., a Delaware corporation (the "Company"), for use at its 2000 Annual Meeting of Stockholders ("Annual Meeting") to be held on November 8, 2000, at 10:00 A.M., at the Laguna Cliffs Marriott Resort, 25135 Park Lantern, Dana Point, California. This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about October 8, 2000. The Company has retained the services of U.S. Stock Transfer Corporation to assist in soliciting proxies from brokers and nominees for the Annual Meeting. The estimated costs for these services is $5,000 and will be borne by the Company. It is contemplated that this solicitation of proxies will be made primarily by mail; however, if it should appear desirable to do so in order to ensure adequate representation at the meeting, directors, officers and employees of the Company may communicate with stockholders, brokerage houses and others by telephone, telegraph or in person to request that proxies be furnished and may reimburse banks, brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them. All expenses incurred in connection with this solicitation shall be borne by the Company.

       Holders of shares of Common Stock of the Company ("stockholders") who execute proxies retain the right to revoke them at any time before they are voted. Any proxy given by a stockholder may be revoked or superseded by executing a later dated proxy, by giving notice of revocation to the Secretary, STM Wireless, Inc., One Mauchly, Irvine, California 92618 in writing prior to or at the meeting or by attending the meeting and voting in person. A proxy, when executed and not so revoked, will be voted in accordance with the instructions given in the proxy. If a choice is not specified in the proxy, the proxy will be voted "FOR" the nominees for election of directors named in this Proxy Statement and "FOR" the ratification of KPMG LLP as the Company's independent auditors.

                                VOTING SECURITIES

       The shares of Common Stock, $.001 par value, constitute the only outstanding class of voting securities of the Company. Only the stockholders of the Company of record as of the close of business on September 26, 2000 (the "Record Date") will be entitled to vote at the meeting or any adjournment or postponement thereof. As of the Record Date, there were 7,247,509 shares of Common Stock outstanding and entitled to vote. No shares of the Company's preferred stock, $0.001 par value, were outstanding. A majority of shares entitled to vote represented in person or by proxy will constitute a quorum at the meeting. Each stockholder is entitled to one vote for each share of Common Stock held as of the Record Date. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present. Abstentions will be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote. With respect to shares relating to any proxy as to which a broker non-vote is indicated on a proposal, those shares will not be considered present and entitled to vote with respect to any such proposal. Abstentions or broker non-votes or other failures to vote will have no effect in the election of directors, who will be elected by a plurality of the affirmative votes cast. With respect to any matter brought before the Annual Meeting requiring the affirmative vote of a majority or other proportion of the outstanding shares, an abstention or broker non-vote will have the same effect as a vote against the matter being voted upon.

       All stockholders entitled to vote at the Annual Meeting may cumulate the votes in the election of directors. With cumulative voting, each stockholder is entitled to a number of votes as shall equal the number of votes which the stockholder would be entitled to cast for the election of directors multiplied by the number of directors to be elected by the stockholders, and each stockholder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as the stockholder may see fit. In order to cumulate votes, stockholders must attend the meeting and vote in person or make arrangements with their own proxies. Otherwise, the proxies solicited by the Board of Directors confer discretionary authority in the proxy holders to cumulate votes so as to elect the maximum number of nominees.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

       On October 6, 2000, the Board of Directors approved an amendment to the Company's Bylaws increasing the number of authorized directors from five (5) to six (6). Currently, there are four (4) members of the Board of Directors, including Emil Youssefzadeh, Frank T. Connors, Dr. Ernest U. Gambaro and Dr. Mark Shahriary. Claude Burgio resigned from the Board of Directors on October 5, 2000. Directors are elected at each annual stockholders' meeting to hold office until the next annual meeting or until their successors are elected and have qualified. Unless otherwise instructed, the proxy holders named in the enclosed proxy will vote the proxies received by them for the six (6) nominees named below.

       If any nominee becomes unavailable for any reason before the election, the enclosed proxy will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.

       Under Delaware law, the six (6) nominees receiving the highest number of votes will be elected as directors at the Annual Meeting. As a result, proxies voted to "Withhold Authority," which will be counted, and broker non-votes, which will not be counted, will have no practical effect.

       The names and certain information concerning the six (6) nominees for election as directors are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.


NAME                           AGE     POSITION WITH THE COMPANY
----                          ----     ------------------------
Frank T. Connors               66      Chairman of the Board
Emil Youssefzadeh              48      President and Chief Executive Officer
Dr. Mark Shahriary             56      Director
Dr. Ernest U. Gambaro          62      Director
Louis B. Horwitz               72      Director Nominee
Dr. Samuel A. Culbert          62      Director Nominee

       FRANK T. CONNORS, 66, has been a director of the Company since June 1988, and served as its Chairman of the Board of Directors from September 1999 and from June 1988 to September 1993, and as its Chief Executive Officer from June 1988 to January 1991. From March 1999 to September 1999, Mr. Connors served as acting President of the Company. From January 1998 to January 1999, Mr. Connors served as President of Direc-To-Phone International, Inc. (now SkyOnline, Inc.). From October of 1994 to January 1998, Mr. Connors was Executive Vice President of the Company. From December 1982 to January 1988, Mr. Connors was the Chief Executive Officer of Doelz Networks, a manufacturer of packet switching equipment. From 1979 to 1981, Mr. Connors was Group Vice President of Northern Telecom's Computer Systems Group. Mr. Connors is currently a director of DISC, Inc. (NASDAQ NMS: DCSC; DCSCW), an optical computer storage manufacturing Company located in Northern California.

       EMIL YOUSSEFZADEH, 48, is the founder of the Company. He has been director of the Company and served as its President from January 1982 to September 1998, and has served as Chief Executive Officer from January 1982 to June 1988 and from January 1991. From January 1979 until founding the Company, Mr. Youssefzadeh was a satellite research engineer with Hughes Aircraft Company where his projects included design of satellite communications systems and satellite earth stations. He also was a member of the team responsible for communications system engineering for the Intelsat-VI spacecraft.

       DR. MARK SHAHRIARY, 56, has been a director of the Company since March 2000. From January 1999 to September 1999, Dr. Shahriary served as President of Teledesic LLC, which is building a global, satellite-based network to offer telecommunications services. From September 1983 to January 1999, Dr. Shahriary held various management positions at Hughes Space and Communications, most recently as Executive Vice President in charge of operations. Dr. Shahriary is the winner of the 1989 L.A. Hyland Patent Award, the highest award given at Hughes, and holds seven U.S. patents related to various communication designs. He earned his BSEE and MSEE from California State University and his Ph.D. in solid state engineering from the University of California at Los Angeles. Dr. Shahriary is also on the Board of Directors of Peregrine Semiconductor Corporation.

       DR. ERNEST U. GAMBARO, 62, has been a director of the Company since March 1997. In 1988, Dr. Gambaro directed the formation of Infonet Services Corp. (NYSE: IN), a provider of cross-border managed data communication services to multinational corporations worldwide, and has since served as its Senior Vice President, General Counsel and Secretary. Prior to 1988, Dr. Gambaro was Assistant General Counsel for Computer Sciences Corporation focusing on the company's international, acquisition and divestiture activities. Between 1962 and 1975, Dr. Gambaro directed programs at The Aerospace Corporation relating to the conceptual, definition and implementation of advanced technology systems for space.

       LOUIS B. HORWITZ, 72, was Chairman of the Board of Directors of Datum, Inc. (NASDAQ NM: DATM) from 1976 through 1999, and was its President and Chief Executive Officer from 1976 through April 1998. Datum, Inc. designs, manufactures and markets a wide variety of high performance time and frequency products used in telecommunications networks. Prior to joining Datum, Mr. Horwitz was an independent management consultant and Executive Vice President of Xerox Data Systems.

       DR. SAMUEL A. CULBERT, 62, has been Professor of Management at UCLA's Anderson Graduate School of Management for the past 30 years. Dr. Culbert is recognized as an expert and theoretician in the management field having authored several books including "The Organization Trap" and "Mind-Set Management: The Heart of Leadership" among others. In addition, Dr. Culbert has a consulting practice, specializing in areas of teamwork, organizational effectiveness, executive communication, trust building, leadership development and corporate strategizing with clients ranging from small companies to Fortune 500 businesses.

OTHER EXECUTIVE OFFICERS AND KEY EMPLOYEES

       JOSEPH J. WALLACE, 40, has been Vice President-Finance and Chief Financial Officer of the Company since March 1997. From April 1994 to March 1997, Mr. Wallace was Corporate Controller of MAI Systems Corporation, a publicly held worldwide provider of total information system solutions for the hospitality and manufacturing industries. From 1990 to 1993, Mr. Wallace was Controller and Chief Financial Officer of Simmons Magee, PLC, a British based value added reseller of computer products and services.

       BERND STEINEBRUNNER, 36, has been Vice President, Product Management and Sales Engineering since he joined the Company in September 1999. Prior to joining the Company, Mr. Steinebrunner spent 11 years at Bosch Telecom GmbH in Germany, where he held several positions including Supervisor of the Proposal Management Team. Mr. Steinebrunner received his Diplom Ingenieur at the University of Ulm, Germany.

       RENATO GONCALVES DIAS, 48, joined the Company in 1994 and has been Vice President for Latin American Sales since July 1999. Prior to joining the Company, Mr. Dias held positions in several Brazilian firms including SID Telecon, where he was a Cellular System Engineering Manager, and Avionics Systems, where he was a Commercial Manager in charge of sales of on-board avionics for commercial and military aircraft. Mr. Dias received his bachelors degree in engineering from the Institute of Technology of Aeronautics in Brazil and an M.A. in International Affairs from George Washington University.

       DAVID BREDENDICK, 33, joined the Company in 1996 and has served as its Vice President, Business Development since February 2000, and Regional Director, Asia from February 1996 to February 2000. Prior to joining the Company, Mr. Bredendick worked as a business development manager and systems engineer at McDonnell Douglas. Mr. Bredendick has a B.S. from University of California, Los Angeles, and has an M.B.A. from the University of California, Irvine.

       GENE MEISTAD, 61, joined the Company in 1986 and has served as Vice President of Manufacturing since November 1999 and from February 1986 to November 1998. Prior to joining the Company, Mr. Meistad was the Manager of Production Control at BASF, where he helped develop their manufacturing resource planning system.

Prior to joining BASF, Mr. Meistad was a Materials Manager at Siemen's AG. Mr. Meistad attended Fullerton College and has served in the U.S. Armed Forces.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       The Company continues to contract with Gulf Communications International, Inc. ("GCI") in the normal course of business to provide installation services. Until June 1998, Jack Acker, the President of the Company's Network Systems Division from January 1998 to March 1999 and a member of the Company's Board of Directors from September 1998 to March 1999, served as the Chairman of the Board of GCI and was a 50% owner of GCI. Total purchases by the Company from GCI were approximately $327,000, $921,000 and $720,000 in 1999, 1998 and 1997,
respectively.

       In March 1998, the Company completed a $10 million equity offering of shares of the Company and Direc-To-Phone International, Inc. (subsequently renamed SkyOnline, Inc.), the Company's former subsidiary, to two funds managed by Pequot Capital Management, Inc. Through the transaction, Pequot also acquired 571,429 shares in the Company. In June 1999, Pequot purchased additional SkyOnline shares from the Company for $2.5 million. Lawrence Lenihan, a principal of Pequot, was a member of the Board of Directors of the Company from September 1998 to March 2000.

       The Company has entered into a product supply agreement with SkyOnline pursuant to which the Company is required to offer SkyOnline certain products at reduced prices compared to pricing available to the Company's other third party customers. Claude Burgio, a member of the Company's Board of Directors from September 1999 until October 5, 2000, is SkyOnline's Chief Executive Officer and Chairman of the Board.

       In May 2000, the Company entered into an Investment and Consulting Agreement with Zavareh LLC (a limited partnership controlled by Dr. Mark Shahriary, a director of the Company) whereby, Zavareh provides advice to the Company for two years in consideration for the Company issuing 100,000 shares of stock to Zavareh LLC and reimbursing Zavareh for out-of-pocket expenses of $3,000 per month.

       In July 2000, the Company entered into a License Agreement with BroadEdge, Inc., a satellite-based broadband provider offering high quality streaming media content, pursuant to which the Company granted to BroadEdge an exclusive license to use certain intellectual property of the Company for a period of ten years. In exchange for the license, the Company received 1,000,000 shares of the Common Stock of BroadEdge, or approximately 10% of its capital stock. Mr. Youssefzadeh is the founder, Chairman of the Board of Directors and a 70% stockholder of BroadEdge. In addition, Infonet Services Corporation is a stockholder in BroadEdge. The License Agreement and the purchase of shares of BroadEdge was approved by a majority of the disinterested directors of the Company. It is expected that the Company and BroadEdge will have common customers in the future, although the Company's main focus will be the supply of equipment, while BroadEdge will pursue service opportunities. The Company and BroadEdge are in the process of adopting a policy that BroadEdge shall not provide any products or services to any existing or prospective customer of the Company unless the opportunity is waived by the Company. In addition, any transaction between the Company and BroadEdge would be independently approved.

BOARD MEETINGS AND ATTENDANCE

       The Board of Directors of the Company held nine (9) meetings during the fiscal year ended December 31, 1999. Each incumbent Director attended at least seventy-five percent (75%) of the aggregate of the number of meetings of the Board and the number of meetings held by all committees of the Board on which he served. There are no family relationships among any of the directors or executive officers of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

       The Board of Directors has an Audit Committee and a Compensation and Stock Option Committee. The Audit Committee is presently comprised of two (2) directors selected by the Board of Directors of the Company. The members of the Audit Committee are Dr. Ernest Gambaro and Dr. Mark Shahriary. Dr. Shahriary will resign from the Audit Committee as he now serves as a consultant to the Company through Zavareh LLC. The Audit Committee is authorized to handle all matters which it deems appropriate regarding the Company's independent accountants and to otherwise communicate and act upon matters relating to the review and audit of the Company's books and records, including the scope of the annual audit and the accounting methods and systems to be utilized by the Company. In addition, the Audit Committee also makes recommendations to the Board of Directors with respect to the selection of the Company's independent accountants. The Audit Committee held one (1) meeting during the fiscal year ended December 31, 1999.

       The Compensation and Stock Option Committee is presently comprised of three (3) directors selected by the Board of Directors of the Company. The members of the Compensation and Stock Option Committee are Dr. Gambaro, Mr. Connors and Mr. Burgio (until Mr. Burgio's resignation on October 5, 2000). The functions of the Compensation and Stock Option Committee include advising the Board of Directors on officer and employee compensation and administering the Company's stock option plans. The Board of Directors, based on input from the Compensation and Stock Option Committee, establishes the annual compensation rates for the Company's executive officers. The Compensation and Stock Option Committee held four (4) meetings during the fiscal year ended December 31, 1999.

       The Board of Directors does not have a nominating committee. Instead, the Board of Directors, as a whole, identifies and screens candidates for membership on the Company's Board of Directors.

COMPENSATION OF EXECUTIVE OFFICERS

       The following table sets forth compensation received for the three years ended December 31, 1999, by the Company's Chief Executive Officer, and the four other most highly compensated executive officers of the Company serving at December 31, 1999 (collectively, the "Named Executive Officers"):


                           SUMMARY COMPENSATION TABLE

                                                              ANNUAL COMPENSATION
                                                     ---------------------------------------
NAME AND PRINCIPAL POSITION                YEAR      SALARY ($)     BONUS ($)     OTHER ($)     AWARDS OPTIONS (#)
---------------------------               -------    ------------  -------------  ----------    -------------------
Emil Youssefzadeh......................    1999          299,905            0       33,020(7)          0
President and Chief Executive              1998          310,547            0       33,020(7)          0
Officer                                    1997          239,698            0       33,020(7)     10,000(10)

Frank Connors (1)......................    1999           12,267            0      141,600(8)     20,000
Chairman of the Board                      1998          206,092            0            0             0
                                           1997          165,577            0            0        15,000(10)

Joseph Wallace (2).....................    1999          148,700            0        1,600(9)     40,000
   Vice President, Finance,                1998          149,811       30,000(5)         0             0
   Chief Financial Officer & Secretary     1997           95,673            0            0        25,000

Jacques Youssefmir (3).................    1999          120,000       10,000        1,385(9)     20,000
   Vice President & General Counsel        1998           84,000       49,860(6)         0        12,500(11)

Renato Goncalves Dias..................    1999          125,000            0        1,300(9)     23,000
   Vice President, Latin American          1998          124,283        8,000            0             0(11)
     Sales                                 1997          114,613        7,000            0        15,000(10)

Bernd Steinebrunner (4)................    1999           34,102            0            0        20,000
   Vice President, Product Management
     & Sales Engineering

--------------
(1) Mr. Connors served as acting President of the Company from March 1999 through September 1999.
(2)    Mr. Wallace commenced employment with the Company in March 1997.
(3) Mr. Youssefmir commenced employment with the Company in April 1998, and terminated his employment with the Company in June 2000.
(4)    Mr. Steinebrunner commenced employment with the Company in September
       1999.
(5) Represents bonus paid in connection with the sale of substantially all of the assets of Telecom Multimedia Systems, Inc., the Company's subsidiary, to Inter-Tel, Incorporated in June 1998.

(6) Comprised of (a) $6,000 sign on bonus and (b) $43,860 bonus paid in connection with the sale of substantially all of the assets of Telecom Multimedia Systems, Inc., the Company's subsidiary, to Inter-Tel, Incorporated in June 1998.
(7) Amounts represent automobile allowance and expenses paid by the Company for the benefit of Mr. Youssefzadeh.
(8) Represents (a) $100,000 paid to Mr. Connors in connection with his retirement as an officer in January 1999, (b) $25,000 paid to Mr. Connors while he served as acting President from March 1999 to September 1999,
       (c) $15,000 in directors fees and (d) a $1,600 Company match under the Company's 401k plan.
(9)    Figures represent Company matches under the Company's 401k plan.
(10) Includes regrants to Mr. Youssefzadeh, Mr. Connors and Mr. Dias of 10,000 options, 15,000 options and 15,000 options, respectively, on March 20, 1997 in connection with the Company's option cancellation/regrant program.
(11) During 1998, Mr. Youssefmir and Mr. Dias were granted options to purchase common stock of Direc-To-Phone International, Inc.(now SkyOnline, Inc.), the Company's then majority-owned subsidiary.


                        OPTION GRANTS IN LAST FISCAL YEAR

       The following table sets forth information concerning individual grants of STM Wireless, Inc. stock options made during the fiscal year ended December 31, 1999, to each of the Named Executive Officers:

                                                                                           POTENTIAL REALIZABLE
                                              % TOTAL                                         VALUE AT ASSUMED
                                              OPTIONS                                        ANNUAL RATES OF
                               OPTIONS       GRANTED TO       EXERCISE                         STOCK PRICE
                               GRANTED       EMPLOYEES         PRICE        EXPIRATION      APPRECIATION FOR
NAME                            (NO.)      IN FISCAL YR.(1)   ($/SHARE)      DATE (2)        OPTION TERM (3)
-------                       -----------  ----------------  -----------   -----------  -------------------------
                                                                                           5% ($)      10% ($)
                                                                                        -----------  ------------
Frank Connors..............       20,000        2.50%        $    5.375        1/8/09   $   67,606   $   171,327
Joseph Wallace.............       40,000        5.00%             2.750       7/28/09       69,178       175,312
Jacques Youssefmir.........       20,000        2.50%             2.750       7/28/09       34,589        87,656
Renato Goncalves Dias......       23,000(4)     2.87%             2.696(4)        (4)       38,996        98,825
Bernd Steinebrunner........       20,000        2.50%             3.500       9/16/09       44,000       111,561

--------------
(1) Options to purchase an aggregate of 800,100 shares of Common Stock were granted to employees, including the Named Executive Officers, during the year ended December 31, 1999.
(2) Options granted have a term of ten years, subject to earlier termination on certain events related to termination of employment or service to the Company.
(3) The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated by assuming that the stock price appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the option holder is possible unless the stock price increases over the option term.

(4) Mr. Dias received stock options on two separate grant dates. Mr. Dias received 5,000 stock options at an exercise price of $2.50 per share on March 12, 1999. These options expire on March 12, 2009. Mr. Dias also received 18,000 options at an exercise price of $2.75 per share on July 28, 1999. These options expire on July 28, 1999.

       The following table sets forth information concerning exercises of stock options during the fiscal year ended December 31, 1999, by each of the Named Executive Officers and the year-end value of unexercised options:

                                                                                                  VALUES OF
                                                                              NUMBER OF          UNEXERCISED
                                                                             UNEXERCISED        IN-THE-MONEY
                                                                           OPTIONS AT FISCAL      OPTIONS AT
                                                                            YEAR END (NO.)       FISCAL END ($)
                                        SHARES ACQUIRED      VALUE           EXERCISABLE/        EXERCISABLE/
 NAME                                  ON EXERCISE (NO.)   REALIZED ($)     UNEXERCISABLE       UNEXERCISABLE(1)
-------                               ------------------- --------------  -------------------  ------------------
Emil Youssefzadeh......................       0                 0                10,000/0               $0/$0
Frank Connors..........................       0                 0           15,000/20,000          $0/$25,000
Joseph Wallace.........................       0                 0           12,500/52,500         $0/$155,000
Jacques Youssefmir.....................       0                 0            2,500/30,000          $0/$77,500
Renato Goncalves Dias..................       0                 0            7,500/30,500          $0/$90,375
Bernd Steinebrunner....................       0                 0                0/20,000          $0/$62,500

--------------
(1) Value is based on fair market value of Common Stock as of December 31, 1999 stock market close minus the exercise price or base price of "in-the-money" options. The closing sales price for the Company's Common Stock as of December 31, 1999 on the NASDAQ Stock Market was $6.625.

DIRECTORS' FEES

       Each of the outside directors receives an annual retainer at the rate of $15,000 for services rendered in his or her capacity as a director of the Company. Accordingly, during 1999, Mr. Connors received $15,000; Mr. Gambaro received $15,000; and Mr. Burgio received $3,750 (as he joined the Company's Board in September of 1999) for their services as outside directors of the Company. The Company's outside directors also receive options to purchase 20,000 shares of the Company's common stock upon joining the Company's board, with an exercise price equal to the fair market value of the common stock at the time of grant. The Company's outside directors were also reimbursed for expenses incurred for meetings of the Board of Directors which they attended.

RETIREMENT OF MR. CONNORS

       In 1999, Mr. Connors retired from his position as an executive officer of the Company, at which time the Company granted Mr. Connors a retirement package which consists of (a) $100,000 and (b) retention, at the Company's expense, of medical and health benefits for Mr. Connors and his dependents through 1999. Mr. Connors also received $25,000 in connection with his services to the Company as acting President from March 1999 through September 1999. In addition, as long as Mr. Connors remains on the Company's Board of Directors, he will be entitled to the same remuneration as the other outside directors.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

       Based solely upon its review of the copies of reporting forms furnished to the Company, or written representations that no annual Form 5 reports were required, the Company believes that all filing requirements under Section 16(a) of the Exchange Act applicable to its directors, executive officers and any persons holding 10% or more of the Company's common stock with respect to the Company's year ended December 31, 1999, were satisfied, except as follows:
Claude Burgio filed a late Form 3 with respect to becoming a director of the Company and the grant to him of options to purchase 20,000 shares of the Company's common stock on September 16, 1999.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

       Set forth below is certain information as of the Record Date regarding the beneficial ownership of the Company's Common Stock by (i) any person who was known by the Company to own more than five percent (5%) of the voting securities of the Company, (ii) all directors and nominees, (iii) each of the individuals identified in the Summary Compensation Table, and (iv) all current directors and executive officers as a group.


FIVE PERCENT SHAREHOLDERS, DIRECTORS, NAMED
EXECUTIVE OFFICERS AND DIRECTORS AND EXECUTIVE                        AMOUNT AND NATURE OF
OFFICERS AS A GROUP                                                   BENEFICIAL OWNERSHIP     PERCENT OF CLASS
---------------------------------------------------                 -------------------------  ------------------
Emil Youssefzadeh (1)............................................         1,077,255                  14.6%
   STM Wireless, Inc.
   One Mauchly
   Irvine, California 92618
Dimensional Fund Advisors, Inc. (2)..............................           430,500                  5.8%
   1299 Ocean Avenue, 11th Floor
   Santa Monica, California 90401
Frank T. Connors  (3)............................................           203,080                  2.7%
Dr. Mark Shahriary (4)...........................................           254,700                  3.4%
Dr. Ernest U. Gambaro (5)........................................            15,000                    *
Claude Burgio (6)................................................             5,000                    *
Joseph Wallace (7)...............................................            28,750                    *
Jacques Youssefmir (8)...........................................            11,250                    *
Renato Goncalves Dias (9)........................................            15,750                    *
Bernd Steinebrunner (10).........................................             5,000                    *
All Directors and Executive Officers as a group
(11 persons) (1)(3)(4)(5)(6)(7)(8)(9)(10)........................         1,576,835                 22.4%

--------------
    *  Less than 1%
(1) Includes 244,020 shares held by Shafigh Youssefzadeh who is brother of Emil Youssefzadeh, for which Emil Youssefzadeh has voting rights. Accordingly, Emil Youssefzadeh may be deemed to share beneficial ownership of these shares. Further, includes 10,000 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.

(2) According to a report filed with the Securities and Exchange Commission, Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds". In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over 430,500 shares of common stock of the Company that are owned the Funds. All such securities are owned by the Funds and Dimensional disclaims beneficial ownership of such securities.

(3) Inclusive of 45,000 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.

(4) Inclusive of 154,700 shares purchased in the open market and 100,000 shares issued in connection with an Investment and Consulting Agreement between the Company and Zavareh LLC (a limited partnership controlled by Dr. Shahriary).

(5) Inclusive of 15,000 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.

(6) Inclusive of 5,000 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.

(7) Inclusive of 28,750 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.

(8) Inclusive of 11,250 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.

(9) Inclusive of 15,750 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.

(10) Inclusive of 5,000 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

       The following report is submitted by the Compensation and Stock Option Committee of the Board of Directors with respect to the executive compensation policies established by the Compensation and Stock Option Committee and recommended to the Board of Directors and compensation paid or awarded to executive officers for the fiscal year ended December 31, 1999.

       The Compensation and Stock Option Committee determines the annual salary, bonus and other benefits, including incentive compensation awards, of the Company's senior management and recommends new employee benefit plans and changes to existing plans to the Company's Board of Directors. The Compensation and Stock Option Committee of the Company's Board of Directors consists of three members. During the year ended December 31, 1999, Dr. Gambaro, Lawrence D. Lenihan, Jr. and Guy W. Numann were members of the Compensation and Stock Option Committee until the annual meeting of the stockholders of the Company in September of 1999. Following the annual meeting of the stockholders of the Company, the Compensation and Stock Option Committee was comprised of Dr. Gambaro, Mr. Connors and Mr. Burgio.

COMPENSATION POLICIES AND OBJECTIVES

       In establishing and evaluating the effectiveness of compensation programs for executive officers and other employees of the Company, the Compensation and Stock Option Committee is guided by three basic principles:

       o The Company must offer competitive salaries to be able to attract and retain highly-qualified and experienced executives and other management personnel.

       o Annual executive compensation in excess of base salaries should be tied to individual and Company performance.

       o The financial interests of the Company's executive officers should be aligned with the financial interest of the stockholders, primarily through stock option grants which reward executives for improvements in the market performance of the Company's Common Stock.

       SALARIES AND EMPLOYEE BENEFIT PROGRAMS. In order to retain executives and other key employees, and to be able to attract additional well-qualified executives when the need arises, the Company strives to offer salaries, and health care and other employee benefit programs, to its executives and other key employees that are comparable to those offered to persons with similar skills and responsibilities by competing businesses in the local geographic area.

       In recommending salaries for executive officers, the Compensation and Stock Option Committee (i) reviews the historical performance of the executives and (ii) informally reviews available information, including information published in secondary sources, regarding prevailing salaries and compensation programs offered by competing businesses that are comparable to the Company in terms of size, revenue, financial performance and industry group. Many, though not all, of these competing businesses, that have securities which are publicly traded, are included in the S&P Communication--Equipment Manufacturer Index used in the Stock Performance Graph below. Another factor which is considered in recommending salaries of executive officers is the cost of living in Southern California where the Company is headquartered, as such cost generally is higher than in other parts of the country.

       In order to retain qualified management personnel, the Company has followed the practice of seeking to promote executives from within the Company whenever practicable. The Board of Directors believes that this policy enhances employee morale and provides continuity of management. Typically, modest salary increases are made in conjunction with such promotions.

       PERFORMANCE-BASED COMPENSATION. The Board of Directors believes that the motivation of executives and key employees increases as the market value of the Company's Common Stock increases. Nevertheless, the Company provides a merit bonus in cash or stock options to executives and key employees which is dependent on the Company's achievements and the direct contributions made by each executive and other key employees. Accordingly, at the beginning of each fiscal year, the Company establishes short term and long term plans, and at the end of the fiscal year, the collective and individual contributions of the executives to the Company's achievements are evaluated. Cash bonuses are awarded if the Company achieves or exceeds the earnings goal established for the fiscal year and are limited, subject to extraordinary exceptions, to amounts ranging from five percent (5%) to fifty percent (50%) of an executive's base salary.

       The earnings goal is established on the basis of the annual operating plan developed by management and approved by the Board of Directors. The annual operating plan, which is designed to maximize profitability within the constraints of economic and competitive conditions, some of which are outside the control of the Company, is developed on the basis of (i) the Company's performance for the prior fiscal year; (ii) estimates of sales revenue for the plan year based upon recent market conditions, trends and competition and other factors which, based on historical experience, or expected to affect the level of sales that can be achieved; (iii) historical operating costs and cost savings that management believes can be realized; (iv) competitive conditions faced by the Company; and (v) additional expenditures beyond prior fiscal years in expansion or research and development toward growth of the Company's business in future fiscal years. By taking all of these factors into account, including market conditions, the earnings goal in the annual operating plan is determined.

       In certain instances, bonuses are awarded not only on the basis of the Company's overall profitability, but also on the achievement by an executive of specific objectives within his or her area of responsibility. For example, a bonus may be awarded for any executive's efforts in achieving greater than anticipated cost savings, or completing a new product on target.

       As a result of this performance-based merit bonus program, executive compensation, and the proportion of each executive's total cash compensation that is represented by incentive or bonus income, may increase in those years in which the Company's profitability increases.

       STOCK OPTIONS AND EQUITY-BASED PROGRAMS. In order to align the financial interests of executive officers and other key employees with those of the stockholders, the Company grants stock options to its executive officers and other key employees on a periodic basis, taking into account the size and terms of previous grants of equity-based compensation and stock holdings in determining awards. Stock option grants, in particular, reward executive officers and other key employees for performance that results in increases in the market price of the Company's Common Stock, which directly benefit all stockholders. Moreover, the Compensation and Stock Option Committee generally has followed the practice of granting options on terms which provide that the options become exercisable in cumulative annual installments, generally over a three to five-year period. The Compensation and Stock Option Committee believes that this feature of the option grants not only provides an incentive for executive officers to remain in the employ of the Company, but also makes longer term growth in share prices important for the executives who receive stock options.

FISCAL YEAR 1999 COMPENSATION

       The salaries of the Named Executive Officers increased over the salaries paid in fiscal 1998, primarily as a result of the greater competitive environment in which the Company operates. Since the Company did not meet the earnings goals established for the year, no bonus payments were made to any of the Named Executive Officers for the year ended December 31, 1999, except for Mr. Youssefmir, who received a bonus of $10,000.

       The Company is required to disclose its policy regarding qualifying executive compensation deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a public corporation is limited to no more than $1 million per year. It is not expected that the compensation to be paid to the Company's executive officers for fiscal 2000 will exceed the $1 million limit per officer. The Company's Incentive Stock Option, Non-Qualified Stock Option and Restricted Stock Purchase Plan--1992 is structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under the plan, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation that will not be subject to the $1 million limitation.

                               The Compensation Committee of the
                               Board of Directors

                               Dr. Ernest U. Gambaro
                               Frank T. Connors
                               Claude Burgio

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       The Compensation and Stock Option Committee of the Company's Board of Directors consists of three members. During the year ended December 31, 1999, Dr. Gambaro, Lawrence D. Lenihan, Jr. and Guy W. Numann were members of the Compensation and Stock Option Committee until the annual meeting of the stockholders of the Company in September of 1999. Following the annual meeting of the stockholders of the Company, the Compensation and Stock Option Committee was comprised of Dr. Gambaro, Mr. Connors and Mr. Burgio. Mr. Connors served as acting President of the Company from March 1999 to September 1999 and President of SkyOnline from January 1998 to January 1999.

STOCK PERFORMANCE GRAPH

       Set forth below is a line graph comparing the cumulative stockholder return on the Company's Common Stock with the cumulative total return of the S&P Communications-Equipment/Manufacturer Index and the NASDAQ Stock Market -- US Index for the period commencing December 31, 1994 and ended on December 31, 1999.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
         AMONG STM WIRELESS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                   AND THE S&P COMMUNICATIONS EQUIPMENT INDEX

                        [PERFORMANCE CHART APPEARS HERE]

                                12/94   12/95   12/96   12/97   12/98   12/99
                                -----   -----   -----   -----   -----   -----
STM Wireless                     100     131      47      58      32      45
Nasdaq Stock Market (U.S.)       100     141     174     213     300     542
S&P Communications Equipment     100     150     175     228     402     883

*  $100 INVESTED ON 12/31/94 IN STOCK OR INDEX
   INCLUDING REINVESTMENT OF DIVIDENDS
   FISCAL YEAR ENDING DECEMBER 31.

                                  PROPOSAL TWO

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

       The Board of Directors has selected KPMG LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 2000, and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

       KPMG LLP has audited the Company's financial statements annually since fiscal year 1991. Its representatives are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                              STOCKHOLDER PROPOSALS

       Any stockholder desiring to submit a proposal for action at the 2001 Annual Meeting of Stockholders and presentation in the Company's Proxy Statement with respect to such meeting should arrange for such proposal to be delivered to the Company at its principal place of business no later than June 16, 2000 in order to be considered for inclusion in the Company's proxy statement relating to that meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

       On May 21, 1998 the Securities and Exchange Commission adopted an amendment to Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934. The amendment to Rule 14a-4(c)(1) governs the Company's use of its discretionary proxy voting authority with respect to a shareholder proposal which the shareholder has not sought to include in the Company's proxy statement. The new amendment provides that if a proponent of a proposal fails to notify the company at least 45 days prior to the month and day of mailing of the prior year's proxy statement, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

       With respect to the Company's 2001 Annual Meeting of Stockholders, if the Company is not provided notice of a shareholder proposal, which the shareholder has not previously sought to include in the Company's proxy statement, by August 24, 2001, the management proxies will be allowed to use their discretionary authority as outlined above.

                                  OTHER MATTERS

       Management is not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                                By Order of the Board of Directors


                                Emil Youssefzadeh
                                PRESIDENT AND CHIEF EXECUTIVE OFFICER

October 8, 2000

       The Annual Report to Stockholders of the Company for the fiscal year ended December 31, 1999 is being mailed concurrently with this Proxy Statement to all stockholders of record as of September 16, 2000. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

       COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1999 WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, STM WIRELESS, INC., ONE MAUCHLY, IRVINE, CALIFORNIA 92618.

                               STM WIRELESS, INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                      FOR ANNUAL MEETING - NOVEMBER 8, 2000

       The undersigned stockholder of STM Wireless, Inc. (The "Company") acknowledge receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement, each dated October 8, 2000, and the undersigned revokes all prior proxies and appoints Emil Youssefzadeh, Frank Connors and Joseph Wallace, and each of them, proxies for the undersigned to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at the Laguna Cliffs Marriott Resort, 25135 Park Lantern, Dana Point, California, at 10:00 a.m. on November 8, 2000, and any postponement or adjournment thereof, and instructs said proxies to vote as follows:

1.  ELECTION OF SIX DIRECTORS
    |_|   FOR all nominees listed below                 |_|   WITHHOLD AUTHORITY
          (except as marked to the contrary below)            to vote for all
                                                              nominees listed
                                                              below

Frank T. Connors, Emil Youssefzadeh, Dr. Ernest U. Gambaro, Dr. Mark Shahriary, Louis B. Horwitz and Dr. Samuel A. Culbert

2. Ratification of appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2000.

    |_|   FOR ratification                               |_|    AGAINST
                                                                ratification

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                         (CONTINUED ON THE REVERSE SIDE)

       THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION MADE. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE SIX NOMINEES FOR DIRECTOR.


                                       Dated this ____ day of _____, 2000


                             --------------------------------------------------
                                           Signature of Stockholder

                             --------------------------------------------------
                                           Signature of Stockholder

                             Please sign exactly as your name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder should sign.

  PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.